EXHIBIT 5.1

BINGHAM DANA LLP
150 Federal Street
Boston, Massachusetts  02110

August 28, 1998

ACCESS Pharmaceuticals, Inc.
2600 Stemmons Freeway, Suite 210
Dallas, TX  75207

Re:  Registration Statement on Form SB-2
     Under the Securities Act of 1933, as Amended

Ladies and Gentlemen:

We have acted as counsel to ACCESS Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 1,860,689 shares (the "Shares") of the common stock, $.01 par value per share (the "Common Stock"), of the Company, and 579,616 shares of Common Stock (the "Warrant Shares"), issuable upon the exercise of warrants to purchase shares of Common Stock (the "Warrants"), to be offered by certain stockholders of the Company pursuant to a Registration Statement on Form SB-2, filed by the Company with the Securities and Exchange Commission (the "Commission") on August 28, 1998.

As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the Warrants and the issuance of the Shares and the Warrant Shares upon exercise of the Warrants. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of the Warrants and such corporate records, documents, agreements and other instruments, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law, and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate to enable us to express the opinion rendered hereby.

We have assumed without any investigation the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing a document.

In rendering our opinion below regarding the Shares, we have assumed, without investigation, that the Company has received the consideration called for by the resolutions of the Board of Directors of the Company authorizing the issuance of the Shares.

We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

This opinion is limited solely to the General Corporation
Law of the State of Delaware as applied by courts located in Delaware.

Based upon the foregoing, we are of the opinion that the Shares are validly issued, fully paid, and non-assessable and that the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bingham Dana LLP
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BINGHAM DANA LLP